EXHIBIT 4.2

THIS WARRANT AND THE WARRANT SHARES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE UNITED STATE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER THE SECURITIES ACT OR THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED. THE SECURITIES EVIDENCED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN THE INVESTOR RIGHTS AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY. SUCH RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SECURITIES.

KORN/FERRY INTERNATIONAL

WARRANT

Date of Issuance: June 13, 2002
Certificate No.

Date of Expiration: June 13, 2010

FOR VALUE RECEIVED, Korn/Ferry International, a Delaware corporation (the “Company”), hereby grants to                 , or registered permitted assigns (the “Holder”) the right to purchase from the Company a total of                  Warrant Shares (as adjusted in accordance with Section 3 hereof) at the price of $12.00 per Warrant Share (the “Initial Exercise Price”). The amount and kind of securities that may be purchased hereunder and the Exercise Price are subject to adjustment pursuant to the provisions of this Warrant.

This Warrant is subject to the following provisions:

Section 1. Definitions. As used herein, the following terms have meanings set forth below:

“Closing Price” on any day means the last reported sale price per share of Common Stock regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in each case on the New York Stock Exchange, or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange, market or quotation system on which the Common Stock is listed or admitted to trading, or, if such prices are not available, Closing Price shall mean the price per share of the Common Stock determined by the Board of Directors on a reasonable basis and in good faith.

“Common Stock” shall mean the shares of Common Stock, par value $0.01 per share, of the Company.

“Exercise Price” means the Initial Exercise Price, or such price as adjusted pursuant to the terms hereof.

“Investor Rights Agreement” means the Investor Rights Agreement, dated as of June 13, 2002, by and among the Company and the other parties thereto.

“Fundamental Change” means any transaction (including any merger, consolidation, recapitalization or other reorganization) or series of related transactions as a result of which all or substantially all of the outstanding Common Stock is converted into or exchanged for stock, other securities, cash or assets.

“Fair Market Value” on any day means the Closing Price.

“Note” means the 7.5% Convertible Subordinated Note Due 2010 of the Company.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or other entity of any kind or nature.

“Series A Preferred Stock” means the 7.5% Convertible Series A Preferred Stock, par value $0.01 per share, of the Company.

“Warrant Shares” means shares of Common Stock issuable upon exercise of this Warrant; provided, however, that if there is a change in the class or series of such capital stock of the Company so issuable, then the term “Warrant Shares” shall mean each such class or series issuable upon such exercise.

Section 2. Exercise of Warrant.

(a) Exercise Period. The Holder may exercise, in whole or in part, the purchase rights represented by this Warrant at any time and from time to time after the Date of Issuance through 5:00 p.m. Los Angeles time on the Date of Expiration, each as set forth on the first page hereof (the “Exercise Period”).

(b) Exercise Procedure.

(i) This Warrant shall be deemed to have been exercised when the Company has received all of the following items to its satisfaction:

(A) a completed Exercise Agreement, as described in Section 2(c) below, executed by the Person exercising all or part of the purchase rights represented by this Warrant (the “Purchaser”);

(B) this Warrant;

(C) if this Warrant is not registered in the name of the Purchaser, an assignment or assignments evidencing the assignment of this Warrant to the

Purchaser, in which case the Holder, the Purchaser, and any intermediate assignees shall have complied with the provisions set forth in Sections 6 and 10 hereof; and

(D) payment in an amount equal to the product of the Exercise Price multiplied by the number of Warrant Shares being purchased upon such exercise (the “Aggregate Exercise Price”). Such payment may be in the form of cash or in the form of a bank or certified check payable to the Company.

In lieu of delivering cash or a bank or certified check payable to the Company in an amount equal to the Aggregate Exercise Price, the Holder may require the Company to deduct from the number of Warrant Shares to be delivered to the Holder upon the exercise hereof a number of Warrant Shares having a value, based upon the Closing Price on the date of exercise hereof, equal to the Aggregate Exercise Price.

(ii) Certificates for the Warrant Shares purchased upon exercise of this Warrant shall be delivered by the Company to the Purchaser as promptly as practicable after the exercise hereof. Unless this Warrant has expired or all of the purchase rights represented hereby have been exercised, the Company shall prepare and deliver to the Purchaser a new Warrant, substantially identical hereto, for the remaining number of Warrant Shares covered hereby.

(iii) The Warrant Shares issuable upon the exercise of this Warrant shall be deemed to have been issued to the Purchaser, and the Purchaser shall be deemed for all purposes to have become the record holder of such Warrant Shares, at the close of business on the date of exercise hereof.

(iv) The Warrant may not be exercised unless any required governmental approvals have been obtained and any applicable waiting periods have expired.

(c) Exercise Agreement. Upon any exercise of this Warrant, the Exercise Agreement shall be substantially in the form set forth in Exhibit A hereto, except that if the Warrant Shares are not to be issued in the name of the Person in whose name this Warrant is registered, the Exercise Agreement shall also state the name of the Person to whom the certificates for the Warrant Shares are to be issued, and if the number of Warrant Shares to be issued does not include all the Warrant Shares purchasable hereunder, it shall also state the name of the Person to whom a new Warrant for the unexercised portion is to be delivered. Such Exercise Agreement shall be dated the actual date of execution thereof. Further, such Person shall as a precondition to any exercise make the representations in writing to the Company as are contained in Section 10 hereof.

Section 3. Adjustment of Exercise Price and Number of Shares. The Exercise Price and the number of Warrant Shares shall be adjusted from time to time as follows:

(a) Sales of Common Stock Below Fair Market Value. In case the Company shall issue or grant to any person (whether directly or by assumption in a merger or otherwise, other than upon a Fundamental Change to which Section 3(e) applies) (a) rights, warrants, options, exchangeable securities or convertible securities (each referred to herein as “Rights”)

entitling such person to subscribe for or purchase shares of Common Stock at a price per share less than the Fair Market Value or (b) shares of Common Stock at a price per share less than the Fair Market Value, on the record date fixed for the determination of Persons entitled to receive such Rights or such shares, the Exercise Price in effect immediately before the close of business on the record date fixed for such determination shall be reduced by multiplying such Exercise Price by a fraction, of which (i) the numerator is the number of shares of Common Stock outstanding (including all shares of Common Stock issued or issuable upon conversion of any convertible security or upon the exercise of any rights, warrants or options) on such record date plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase pursuant to such Rights, or so issued, would purchase at the Fair Market Value on such record date and (ii) the denominator shall be the number of shares of Common Stock outstanding (including all shares of Common Stock issued or issuable upon conversion of any convertible security or upon the exercise of any rights, warrants or options) at the close of business on such record date plus the number of shares of Common Stock so offered for subscription or purchase pursuant to such Rights, or so issued. The number of shares of Common Stock issuable upon exercise of the Warrant shall be correspondingly increased by multiplying it by the inverse of the same fraction. If, after any such record date, any such Rights or shares are not in fact issued, or are not exercised prior to the expiration thereof, the Exercise Price shall be immediately readjusted, effective as of the date such Rights or shares expire, or the date the Board of Directors determines not to issue such Rights or shares, to the Exercise Price that would have been in effect if the unexercised Rights had never been granted or such record date had not been fixed, as the case may be. Such adjustment shall be made successively whenever any such event shall occur. For the purposes of this paragraph, the aggregate of the offering price received or to be received by the Company shall include the maximum aggregate amount (if any) payable upon exercise or conversion of such Rights. The value of any consideration received or to be received by the Company, if other than cash, is to be determined by the Board of Directors on a reasonable basis and in good faith.

(b) Stock Splits and Combinations. In case the Company shall subdivide its outstanding Common Stock into a greater number of shares or combine its outstanding Common Stock into a smaller number of shares, the number of shares of Common Stock issuable upon exercise of this Warrant in effect immediately before the time when such subdivision or combination becomes effective shall be adjusted so that the holder of this Warrant shall be entitled to receive the number of shares of Common Stock that such holder would have received if this Warrant had been exercised immediately prior thereto at the Exercise Price then in effect; and the Exercise Price shall be correspondingly adjusted by multiplying the Exercise Price theretofore in effect by a fraction, of which the numerator is the number of shares of Common Stock outstanding immediately before the time when such subdivision or combination becomes effective and the denominator is the number of shares of Common Stock outstanding immediately thereafter, such that the aggregate price payable for the total number of shares of Warrant Stock purchasable under this Warrant (as adjusted) shall remain the same. Such adjustment shall be made successively whenever any such event shall occur.

(c) Stock Dividends in Common Stock. In case the Company shall pay a dividend or make a distribution on any class or series of capital stock of the Company in shares of Common Stock, the number of shares of Common Stock issuable upon exercise of this

Warrant in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive such dividend or distribution shall be increased by multiplying such number by a fraction, of which the numerator is the sum of the number of shares of Common Stock outstanding (including all shares of Common Stock issued or issuable upon conversion of any convertible security or upon the exercise of any rights, warrants or options) on such record date and the total number of shares of Common Stock issued in such dividend or distribution and the denominator is the number of shares of Common Stock outstanding (including all shares of Common Stock issued or issuable upon conversion of any convertible security or upon the exercise of any rights, warrants or options) on such record date; and the Exercise Price shall be correspondingly decreased by multiplying the Exercise Price theretofore in effect by the inverse of the same fraction. Such adjustment shall be made successively whenever any such event shall occur.

(d) Distributions of Indebtedness, Securities or Assets. In case the Company shall distribute to all holders of Common Stock (whether by dividend or in a merger or consolidation or otherwise) evidences of indebtedness, shares of capital stock of any class or series, other securities, cash or assets (other than Common Stock or a dividend or distribution payable exclusively in cash and other than as a result of a Fundamental Change), the Exercise Price in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive such distribution shall be reduced by multiplying such Exercise Price by a fraction, of which the numerator is the Fair Market Value on such record date less the fair market value (as determined by the Board of Directors, whose determination in good faith shall be conclusive) of the portion of such evidences of indebtedness, shares of capital stock, other securities, cash and assets so distributed applicable to one share of Common Stock and the denominator is such Fair Market Value. Such adjustment shall be made successively whenever any such event shall occur. In case such distribution is not made after such a record date has been fixed, the Exercise Price shall be readjusted to the Exercise Price that would have been in effect if such record date had not been fixed.

(e) Fundamental Changes. In case of any Fundamental Change, the Holder of the Warrant immediately before such Fundamental Change shall have, in addition to all other rights hereunder, the right to receive the kind and amount of stock, other securities, cash and assets that such holder would have received if such share of Warrant had been exercised immediately prior thereto. The Company agrees that it will not be a party to or permit any Fundamental Change to occur unless the foregoing provisions are included in the terms thereof, and unless the Holders hereunder shall continue to have all of the rights and privileges hereunder in an equivalent manner after giving effect to the Fundamental Change.

(f) Notice of Exercise Price Adjustments. Whenever the Exercise Price is adjusted as herein provided:

(i) A notice by the Company stating that the Exercise Price has been adjusted and setting forth the adjusted Exercise Price shall be mailed as soon as is practicable to the Holder at its address appearing on the books of the Company; and

(ii) The Company shall compute the adjusted Exercise Price in accordance with this Section 3 and shall include in such notice to the Holder a certificate signed by the

Company’s chief financial officer setting forth the adjusted Exercise Price and showing in reasonable detail the method of calculation upon which such adjustment is based.

(g) Exempted Issuances. Notwithstanding any other provision in this Section 3, the foregoing provisions of this Section 3 shall not apply to, and no adjustment shall be made to the Exercise Price or the shares issuable upon exercise of this Warrant for:

(i) shares of Common Stock issuable upon the exercise of options or other convertible securities to be issued pursuant to the Company’s stock option, performance award or employee benefit plan; provided, however, that this exemption shall be limited to 7,000,000 shares of Common Stock and an additional 1,574,501 shares of Common Stock issuable upon the exercise of options reserved for grant in September 2002 pursuant to the Company’s option exchange program;

(ii) shares of Common Stock issuable upon the exercise of options or other convertible securities previously issued pursuant to the Company’s stock option, performance award or employee benefit plan;

(iii) shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, the Note, or pursuant to this Warrant, or pay-in-kind dividends paid on the Series A Preferred Stock or the Note;

(iv) securities that have been approved for issuance or grant by the Holders of at least two-thirds of the outstanding shares of the Common Stock underlying the Warrants, on an as-exercised basis; or

(v) securities that are issued in conjunction with an acquisition or a non-financing strategic transaction approved by the Board of Directors; provided, however, that in the aggregate the number of shares of Common Stock or securities convertible into Common Stock issued by the Company in conjunction with non-financing strategic transactions that are exempt from the foregoing provisions of this Section 3 shall be limited to 20% of the shares of Common Stock outstanding (including all shares of Common Stock issued or issuable upon conversion of any convertible security or upon the exercise of any rights, warrants or options) immediately prior to the Date of Issuance.

(h) Deferral of Certain Adjustments. In any case in which this Section 3 requires that an adjustment as a result of any event become effective from and after a record date, the Company may elect to defer until after the occurrence of such event (A) issuing to the holder of any Warrant Shares exercised after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such exercise over and above the shares issuable on the basis of the Exercise Price and number of shares for which this Warrant is exercisable, each as in effect immediately before adjustment, and (B) paying to such holder any amount in cash in lieu of a fractional share of Common Stock pursuant to Section 11 below. In any such case the Company shall issue or cause a transfer agent to issue due bills or other appropriate evidence of the right to receive the shares the issuance of which is so deferred.

(i) Deferral of Small Adjustments. Any adjustment otherwise required by this Section 3 may be postponed until the date of the next adjustment otherwise required to be made

(or the date of exercise, if earlier) if such adjustment (together with any other adjustments postponed pursuant to this paragraph (i) and not theretofore made) would not require an increase or decrease of more than 0.5% in such Exercise Price or the shares issuable on exercise of this Warrant. All calculations under this Section 3 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

Section 4. Covenants of the Company.

(a) Covenants As To Warrant Shares. The Company covenants and agrees that all Warrant Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that the Company will at all times during the Exercise Period, have authorized and reserved a sufficient number of shares of its Common Stock to provide for the exercise of the rights represented by this Warrant. If at any time during the Exercise Period the number of authorized but unissued shares of Common Stock shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

(b) No Impairment. Except and to the extent as waived or consented to by the Holder, the Company will not, by amendment of its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may be appropriate in order to protect the exercise rights of the Holder against impairment.

(C) Notices Of Record Date. In the event of any taking by the Company of a record of the holders of the Common Stock for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, the Company shall mail to the Holder, at least 10 days prior to the date specified herein, a notice specifying the date on which any record is to be taken for the purpose of such dividend or distribution. If such notice shall not have been provided in a timely fashion in accordance with the preceding sentence, the Holder shall have 10 days following (i) the record date or (ii) the date on which such notice was provided, whichever is sooner, to exercise the Warrant pursuant Section 2 hereof, and such exercise shall be deemed to have occurred immediately prior to such record date.

Section 5. No Rights as Stockholder. Unless and until exercised in whole or in part, this Warrant shall not entitle the holder hereof to any voting rights or other rights as a stockholder of the Company.

Section 6. Transfer of Warrant. This Warrant may be transferred or assigned by the Holder hereof in whole or in part, only in accordance with the terms and restrictions contained in the Investor Rights Agreement, entered into as of the date hereof by and between the Company and the Investor, as such term is defined in the Investors Rights Agreement.

Section 7. Warrant Exchangeable for Different Denominations. Upon the consent of the Company, in its sole discretion, this Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for new Warrants of like tenor representing in the aggregate the purchase rights hereunder, and each of such new Warrants shall represent such portion of such rights as is designated by the Holder at the time of such surrender. The date the Company initially issues this Warrant shall be deemed to be the “Date of Issuance” hereof regardless of the number of times new certificates representing the unexpired and unexercised rights formerly represented by this Warrant shall be issued.

Section 8. Replacement. Upon receipt of evidence reasonably satisfactory to the Company of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing this Warrant, and in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or, in the case of any such mutilation upon surrender of such certificate, the Company shall execute and deliver in lieu of such certificate a new certificate of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

Section 9. Notices. Notices hereunder shall be made by hand delivery or by overnight courier. Except as otherwise expressly provided herein, all notices or other communications under this Warrant shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, and (iii) one (1) business day after being delivered by facsimile (with receipt of appropriate confirmation and with appropriate follow-up delivery by overnight courier) and addressed as follows: (a) to the Company, at its principal executive offices and (b) to the Holder of this Warrant, at such Holder’s address as it appears in the records of the Company.

Section 10. Holder’s Representations on Exercise. In connection with any exercise of the Warrant, the Holder and any Person receiving Warrant Shares shall be deemed to have represented as follows:

(a) The Warrant Shares to be received upon the exercise of the Warrant will be acquired for its own account, not as a nominee or agent, for investment and not with a view to the sale or distribution of any part thereof, and such Person has no present intention of selling, granting participation in or otherwise distributing the same, but subject, nevertheless, to any requirement of law and that the disposition of its property shall at all times be within its control.

(b) Such Person believes it has acquired sufficient information about the Company and its subsidiaries to reach an informed decision to purchase the Warrant Shares. Such Person has such business and financial experience as are required to give it the capacity to protect its own interests in connection with the purchase of the Warrant Shares.

(c) Such Person understands that the Warrant Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that such Warrant Shares have not been registered under the Securities Act and that it may not resell, pledge or otherwise transfer any of the Warrant Shares except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration.

Section 11. Fractional Shares. No fractional shares shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto. All Warrant Shares (including fractions) issuable upon exercise of this Warrant may be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after aggregation, the exercise would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then current Closing Price of a Warrant Share by such fraction.

Section 12. Termination. This Warrant shall terminate at the end of the Exercise Period and shall be void thereafter.

Section 13. Amendment. This Warrant shall not be amended except by an instrument in writing signed by the Company and the Holder hereof.

Section 14. Descriptive Headings. The headings herein are inserted for convenience of reference only and are not to be considered in interpreting this Warrant.

Section 15. Governing Law. THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

*    *    *    *

IN WITNESS WHEREOF, THE COMPANY HAS CAUSED THIS WARRANT TO BE SIGNED BY A DULY AUTHORIZED OFFICER AND TO BE DATED THE DATE OF ISSUANCE HEREOF.

KORN/FERRY INTERNATIONAL

By:
Name:
Title:

EXHIBIT A

EXERCISE AGREEMENT

To:
Dated:

The undersigned, pursuant to the provisions set forth in the attached Warrant (Certificate No.             ), hereby agrees to subscribe for the purchase of                  shares of Common Stock covered by such Warrant and encloses herewith a bank or certified check payable to Korn/Ferry International in the amount of $            .

[Insert if applicable—In lieu of delivering such check, the undersigned hereby requests the Company to deduct from the number of Warrant Shares to be delivered to the undersigned [such number of Warrant Shares as have a value, based upon the Closing Price (as defined in Section 1 of the attached Warrant) on the date on which the Company shall have received the items referred to in clause (i) of paragraph 2(b) of the attached Warrant], equal to the Aggregate Exercise Price.]

The undersigned hereby reaffirms as of the date hereof the representations made to the Company in Section 10 of the Warrant. The undersigned understands that the Company is relying on such representations.

Signature

Name

Address